Tortoise Energy Capital Corporation

Stockholder Proxy Voting Results

The annual meeting of stockholders was held on April 12, 2006. The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

1.	To elect Charles E. Heath and Terry C. Matlack as Directors of the Company, each to hold office for a term of three years and until his successor is duly elected and qualified.

		No. of Shares
(i)	Charles E. Heath
	Affirmative	14,953,790
	Withheld	221,024
	TOTAL	15,174,814

		No. of Shares
(ii)	Terry C. Matlack
	Affirmative	14,953,765
	Withheld	236,049
	TOTAL	15,174,814

John R. Graham and H. Kevin Birzer continued as directors and their terms expire on the date of the 2007 annual meeting of stockholders, and Conrad S. Ciccotello continued as a director and his term expires on the date of the 2008 annual meeting of stockholders.

2.	To grant the Company the authority to sell common shares for less than net asset value, subject to certain conditions.

Vote of Common Stockholders of Record
(47 Stockholders of Record as of Record Date)	No. of Recordholders Voting
Affirmative	25
Against	3
Abstain	3
Broker Non-votes	0
TOTAL	31

Vote of Common Stockholders of Record
(47 Stockholders of Record as of Record Date)	No. of Shares
Affirmative	5,299,455
Against	724,263
Abstain	305,176
Broker Non-votes	8,845,920
TOTAL	15,174,814

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending November 30, 2006.

No. of Shares
Affirmative	15,022,302
Against	60,329
Abstain	92,183
TOTAL	15,174,814

Based upon votes required for approval, each of these matters passed.